Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-168283, No. 333-181326, No. 333-188495 and No. 333-196972) pertaining to the Second Amended and Restated 2001 Stock Plan, 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan of Green Dot Corporation and Form S-3 (No. 333-200905) of Green Dot Corporation of our reports dated March 2, 2015, with respect to the consolidated financial statements of Green Dot Corporation, and the effectiveness of internal control over financial reporting of Green Dot Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Los Angeles, California
March 2, 2015